UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 14)

CareView Communications, Inc.
(Name of Issuer)

Common Stock, $.001 Par Value Per Share
(Title Class of Securities)

141743104
(CUSIP Number)

HealthCor Management, L.P.

Carnegie Hall Tower

152 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Anabelle Perez Gray

(212) 622-7731

With a Copy to:
Eugene McDermott
Locke Lord LLP
2800 Financial Plaza
Providence, RI 02903
(401) 276-6471
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 30, 2015
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(1)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141743104	13D	Page 2 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
WC

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			35,326,671

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			35,326,671

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,326,671

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.2%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 3 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			35,326,671

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			35,326,671

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,326,671

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.2%

(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 4 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Hybrid Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			35,326,671

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			35,326,671

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,326,671

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.2%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 5 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Hybrid Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			35,326,671

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			35,326,671

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,326,671

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.2%

(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 6 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			35,326,671

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			35,326,671

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,326,671

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.2%

(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 7 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Partners Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
WC

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			33,493,755

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			33,493,755

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,493,755

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 8 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Partners Management GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			33,493,755

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			33,493,755

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,493,755

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 9 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Partners Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			33,493,755

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			33,493,755

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,493,755

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 10 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Partners L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			33,493,755

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			33,493,755

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,493,755

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 11 of 19

(1)	NAME OF REPORTING PERSON

HealthCor Partners GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF			0

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			33,493,755

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			0

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			33,493,755

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,493,755

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 12 of 19

(1)	NAME OF REPORTING PERSON

Jeffrey C. Lightcap

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF, PF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
NUMBER OF			1,883,265

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			33,493,755

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			1,883,265

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			33,493,755

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,377,020

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.2%

(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 13 of 19

(1)	NAME OF REPORTING PERSON

Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF, PF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
NUMBER OF			2,190,415

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			68,820,426

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			2,190,415

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			68,820,426

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,010,841

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
33.8%

(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 14 of 19

(1)	NAME OF REPORTING PERSON

Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF, PF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
NUMBER OF			1,614,227

SHARES
	(8)	SHARED VOTING POWER
BENEFICIALLY			68,820,426

OWNED BY
	(9)	SOLE DISPOSITIVE POWER
EACH			1,614,227

REPORTING
	(10)	SHARED DISPOSITIVE POWER
PERSON WITH			68,820,426

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
70,434,653

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
33.6%

(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 15 of 19

This Amendment No. 14 to Schedule 13D (the “Amendment”) amends and supplements the beneficial ownership statement on Schedule 13D originally filed with the Securities and Exchange Commission on May 2, 2011, as amended by Amendment No. 1 filed October 3, 2011, Amendment No. 2 filed January 3, 2012, Amendment No. 3 filed February 2, 2012, Amendment No. 4 filed October 2, 2012, Amendment No. 5 filed April 5, 2013, Amendment No. 6 filed October 2, 2013, Amendment No. 7 filed January 3, 2014, Amendment No. 8 filed January 21, 2014, Amendment No. 9 filed July 1, 2014, Amendment No. 10 filed January 6, 2015, Amendment No. 11 filed February 20, 2015, Amendment No. 12 filed April 12, 2015 and Amendment No. 13 filed July 6, 2015 (collectively, the “Original Statement”). The persons filing this Amendment are HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group, LLC, HealthCor Partners Management, L.P., HealthCor Partners Management GP, LLC, HealthCor Partners Fund, L.P., HealthCor Partners, L.P., HealthCor Partners GP, LLC, Jeffrey C. Lightcap, Joseph Healey and Arthur Cohen. The Original Statement, as amended by this Amendment (the “Statement”), relates to the shares of Common Stock of CareView Communications, Inc., par value $0.001 (the "Common Stock").

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Statement. This Amendment amends the Original Statement as specifically set forth herein. Except as set forth below, all previous Items in the Original Statement remain unchanged.

The Amendment is being filed for the purpose of reflecting the interest payments paid in kind on the 2011 Notes, 2012 Notes, 2014 Notes and 2015 Notes on September 30, 2015.

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

(a) Collectively, the Reporting Persons beneficially own an aggregate of 74,508,333 shares of Common Stock, representing (i) 6,461,876 shares of Common Stock that may be acquired upon conversion of the 2015 Notes (including interest paid in kind through September 30, 2015), (ii) 15,420,973 shares of Common Stock that may be acquired upon conversion of the 2014 Notes (including interest paid in kind through September 30, 2015), (iii) 6,280,770 shares of Common Stock that may be acquired upon conversion of the 2012 Notes (including interest paid in kind through September 30, 2015), (iv) 27,645,446 shares of Common Stock that may be acquired upon conversion of the 2011 Notes (including interest paid in kind through September 30, 2015), (v) 11,782,859 shares of Common Stock that may be acquired upon exercise of the 2011 Warrants, (vi) 4,000,000 shares of Common Stock that may be acquired upon exercise of the 2014 Warrants (vii) 1,916,409 shares of Common Stock that may be acquired upon exercise of the 2015 Warrants and (viii) 1,000,000 shares of Common Stock that may be acquired upon exercise of the Sixth Amendment Warrants (the 2011 Warrants, the 2014 Warrants, the 2015 Warrants and the Sixth Amendment Warrants together, the “Warrants”). This aggregate amount represents approximately 34.8% of the Issuer’s outstanding common stock, based upon 139,380,748 shares outstanding, as reported outstanding as of August 15, 2015 in the Issuer’s most recent Quarterly Report on Form 10-Q, and gives effect to the conversion of all 2011 Notes, 2012 Notes, 2014 Notes and 2015 Notes held by the Reporting Persons into Common Stock and the exercise of all Warrants held by the Reporting Persons.

CUSIP NO. 141743104	13D	Page 16 of 19

Of this amount:

(i)   HCP Fund is the beneficial owner of (A) 2,074,994 shares of Common Stock underlying the current principal amount of the 2015 Note issued to it (including interest paid in kind through September 30, 2015), (B) 7,183,089 shares of Common Stock underlying the current principal amount of the 2014 Note issued to it (including interest paid in kind through September 30, 2015), (C) 2,925,583 shares of Common Stock underlying the current principal amount of the 2012 Note issued to it (including interest paid in kind through September 30, 2015), (D) 12,877,249 shares of Common Stock underlying the current principal amount of the 2011 Note issued to it (including interest paid in kind through September 30, 2015), (E) 465,800 shares of Common Stock that it has a right to acquire upon exercise of its Sixth Amendment Warrant, (F) 615,384 shares of Common Stock that it has a right to acquire upon exercise of its 2015 Warrant, (G) 1,863,200 shares of Common Stock that it has a right to acquire upon exercise of its 2014 Warrant and (H) 5,488,456 shares of Common Stock that it has a right to acquire upon exercise of its 2011 Warrant;

(ii)   By virtue of their relationship to HCP Fund, described in more detail under Item 2 of this Statement, each of HealthCor Partners, L.P., HCPGP, HealthCor Partners Management, L.P., and HCPMGP may be deemed to share beneficial ownership with HCP Fund of the shares of Common Stock beneficially owned by the HCP Fund;

(iii)   Hybrid Fund is the beneficial owner of (A) 8,237,884 shares of Common Stock underlying the current principal amount of the 2014 Note issued to it (including interest paid in kind through September 30, 2015), (B) 3,355,187 shares of Common Stock underlying the current principal amount of the 2012 Note issued to it (including interest paid in kind through September 30, 2015), (C) 14,768,197 shares of Common Stock underlying the current principal amount of the 2011 Note issued to it (including interest paid in kind through September 30, 2015), (D) 534,200 shares of Common Stock that it has a right to acquire upon exercise of its Sixth Amendment Warrant, (E) 2,136,800 shares of Common Stock that it has a right to acquire upon exercise of its 2014 Warrant and (F) 6,294,403 shares of Common Stock that it has a right to acquire upon exercise of its 2011 Warrant;

(iv)   By virtue of their relationship to Hybrid Fund, described in more detail under Item 2 of this Statement, each of Offshore GP, Group, HealthCor Management, L.P., and Associates may be deemed to share beneficial ownership with Hybrid Fund of the shares of Common Stock beneficially owned by the Hybrid Fund;

(v)   By virtue of his relationship to HCP Fund, Mr. Lightcap may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by HCP Fund. In addition, Mr. Lightcap is the beneficial owner, through a retirement account, of (A) 1,452,496 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through September 30, 2015) and (B) 430,769 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant;

(vi)   By virtue of his relationship to HCP Fund and Hybrid Fund, Mr. Cohen may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds. In addition, Mr. Cohen is the beneficial owner of (A) 1,689,390 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through September 30, 2015) and (B) 501,025 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant; and

CUSIP NO. 141743104	13D	Page 17 of 19

(vii)   By virtue of his relationship to HCP Fund and Hybrid Fund, Mr. Healey may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds. In addition, Mr. Healey is the beneficial owner of (A) 1,244,996 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through September 30, 2015) and (B) 369,231 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant.

The filing of this Statement shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the shares of Common Stock owned by the Funds or any other Reporting Person. Pursuant to Rule 13d-4, each of the Reporting Persons disclaims such beneficial ownership.

(b)          The information in Items 7 through 10 of each cover page to this Statement is incorporated by reference into this Item 5(b).

(c)          On September 30, 2015, the Issuer paid in-kind interest on the 2011 Notes in the amounts of $487,775 and $559,401, on the 2012 Notes in the amounts of $110,818 and $127,090, and on the 2014 notes in the amounts of $87,068 and $99,853, in each case to HCP Fund and Hybrid Fund, respectively, and paid in-kind interest on the 2015 Notes in the amounts of $32,697, $22,888, $26,621 and $19,618 to HCP Fund, Mr. Lightcap, Mr. Cohen and Mr. Healey, respectively. Except as set forth in the previous sentence, the Reporting Persons have effected no transactions relating to the Common Stock during the past 60 days.

(d)-(e) Inapplicable.

Item 7.	MATERIAL TO BE FILED AS EXHIBITS

Item 7 is hereby amended as follows:

Exhibit No.	Description

31	Allonge No. 1 to the Issuer’s Senior Secured Convertible Note issued April 21, 2011 to HCP Fund (incorporated by reference to Exhibit 10.10 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).
32	Allonge No. 1 to the Issuer’s Senior Secured Convertible Note issued April 21, 2011 to Hybrid Fund (incorporated by reference to Exhibit 10.11 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).
33	Allonge No. 1 to the Issuer’s Senior Secured Convertible Note issued January 31, 2012 to HCP Fund (incorporated by reference to Exhibit 10.12 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).
34	Allonge No. 1 to the Issuer’s Senior Secured Convertible Note issued January 31, 2012 to Hybrid Fund (incorporated by reference to Exhibit 10.13 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).
35	Allonge No. 1 to the Issuer’s Senior Secured Convertible Note issued January 16, 2014 to HCP Fund (incorporated by reference to Exhibit 10.14 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).
36	Allonge No. 1 to the Issuer’s Senior Secured Convertible Note issued January 16, 2014 to Hybrid Fund (incorporated by reference to Exhibit 10.15 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).
37	Allonge No. 1 to the Issuer’s Senior Secured Convertible Notes issued February 17, 2015 to HCP Fund and certain investors (incorporated by reference to Exhibit 10.16 to the Issuer’s Quarterly Report on Form 10-Q filed on August 14, 2015).

CUSIP NO. 141743104	13D	Page 18 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 2, 2015

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR GROUP, LLC

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT GP, LLC

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

CUSIP NO. 141743104	13D	Page 19 of 19

HEALTHCOR PARTNERS L.P., for itself and as general partner on behalf of HEALTHCOR PARTNERS FUND, L.P.

By: HealthCor Partners GP, LLC, its general partner

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS GP, LLC

By: /s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen